EXHIBIT 5.1

April 26, 2023

RE: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 for Shares of Common Stock of The Boeing Company

Ladies and Gentlemen:

As Vice President, Assistant General Counsel and Corporate Secretary of The Boeing Company (the “Company”), I have acted as counsel in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) that is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Company previously filed a Registration Statement on Form S-8 (File No. 333-195777) with the Commission on May 7, 2014 (the “Prior Registration Statement”) with respect to 30,000,000 shares of the Company’s common stock, $5.00 par value per share (the “Common Stock”), issuable under The Boeing Company 2003 Incentive Stock Plan (the “2003 Plan”). On April 18, 2023 (the “Effective Date”), the Company’s shareholders approved The Boeing Company 2023 Incentive Stock Plan (the “2023 Plan”), and in connection therewith, no further awards will be made under the 2003 Plan as of and following the Effective Date. Pursuant to the terms of the 2023 Plan, (a) up to a maximum of 3,918,585 shares of Common Stock that remain available for issuance under the 2003 Plan as of the Effective Date, plus (b) the number of undelivered shares of Common Stock under outstanding 2003 Plan awards as of the Effective Date which, after the Effective Date, expire or lapse or are forfeited, surrendered, canceled, terminated, settled in cash in lieu of shares or are issued and thereafter reacquired by the Company, plus (c) the number of shares of Common Stock tendered by 2003 Plan participants, or retained by the Company, to satisfy tax withholding obligations on awards of restricted stock, restricted stock units, performance restricted stock, performance restricted stock units, or performance shares previously granted under the 2003 Plan, shall become available for issuance under the 2023 Plan (collectively, the “Rollover Shares”).

I have examined the Prior Registration Statement, the Post-Effective Amendment, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, the 2003 Plan, the 2023 Plan and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that the Rollover Shares that may be issued by the Company in accordance with the terms of the 2023 Plan are duly authorized and will, upon the receipt of consideration therefore, be validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Amended Registration Statement.

Cordially,

/s/ John C. Demers
John C. Demers
Vice President, Assistant General Counsel and Corporate Secretary